Exhibit 99.1
For Immediate Release
CONSOLIDATED WATER CO. LTD. REPORTS FIRST QUARTER OPERATING RESULTS
GEORGE TOWN, Grand Cayman, Cayman Islands (May 12, 2008) — Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”) today reported its operating results for the first quarter of 2008. The Company will host an investor conference call to discuss its operating results tomorrow — Tuesday, May 13, 2008 — at 10:00 a.m. EDT (see details below).
Revenues for the three months ended March 31, 2008 approximated $12.7 million and were relatively unchanged when compared with $12.7 million in the first quarter of 2007. Retail water sales declined slightly to approximately $5.0 million in the most recent quarter, versus $5.1 in the corresponding period of the previous year. Bulk water revenues increased 18% to approximately $6.2 million, compared with $5.2 million in the year-earlier quarter. Services revenues declined 35% to approximately $1.6 million, versus $2.4 million in the first quarter of 2007. The Company reported a net income decline to $1,673,867, or $0.12 per diluted share, for the three months ended March 31, 2008, when compared with net income of $3,587,478, or $0.25 per diluted share, for the three months ended March 31, 2007.
Consolidated gross profit approximated $4.5 million in the most recent quarter, versus approximately $5.3 million in the corresponding period of the previous year. The gross profit on Retail revenues approximated $3.3 million (65% of revenues) in the quarter ended March 31, 2008, compared with approximately $3.3 million (65% of revenues) in the three months ended March 31, 2007. The gross profit on Bulk revenues decreased to approximately $1.0 million (17% of revenues), compared with approximately $1.3 million (26% of revenues) a year earlier. The gross profit on Services revenues approximated $0.2 million and $0.6 million in the quarters ended March 31, 2008 and 2007, respectively.
General and administrative expenses increased 5% to approximately $2.5 million in the first quarter of 2008, compared with approximately $2.3 million in the prior-year quarter, primarily due to modest increases in a variety of expense categories.
Interest income increased modestly to $452,690 in the most recent quarter, versus $448,804 in the 2007 period, while interest expense declined to $446,558, from $480,928 a year earlier. Other income of $19,855 for the three months ended March 31, 2008 was down from $203,331 in the first quarter of 2007.
“The largest single factor in our first quarter earnings decline involved our equity in the operating results of our OC-BVI affiliate in the British Virgin Islands,” commented Rick McTaggart, Chief Executive Officer of Consolidated Water Co. Ltd. “While we remain optimistic that a satisfactory resolution of disputed issues between OC-BVI and the BVI Government will be forthcoming, due to the lack of progress in OC-BVI’s negotiations with the BVI government we decided this quarter to adjust our equity pickup for OC-BVI by reflecting their results as if they were on the cash, rather than accrual, basis for revenue recognition. As the BVI government has not paid anything on their outstanding receivables to OC-BVI since January 2008, the net effect of this change resulted in our Company recording a loss from our equity investment in OC-BVI of approximately $(493,000) for the 2008 quarter as compared to income from this investment of approximately $459,000 for the prior year’s quarter.”
“Revenue and earnings from our consolidated business segments declined in the most recent quarter, primarily due to lower Services revenues and lower gross profit margins on our Bulk water sales,” continued Mr. McTaggart. “Retail water sales were flat, reflecting a 5.4% reduction in the volume of gallons sold that we believe was due in part to significantly higher amounts of rainfall on Grand Cayman Island in 2008 as compared to the first quarter of 2007.”
“While revenues rose 18% in our Bulk segment due to increased water deliveries in the Bahamas and Grand Cayman, gross profit margins declined as a result of higher diesel and maintenance costs at our Bahamas operations.”
“The 35% reduction in first quarter Services revenues, when compared with the year-earlier quarter, was due to the timing of construction expenditures at various projects. Services revenues should pick up significantly during the balance of the year, as construction accelerates at the Frank Sound plant on Grand Cayman Island.”
“Overall, we do not believe our first quarter operating results reflect the outlook for all of 2008. Higher Services revenues and the possibility of a satisfactory resolution of the OC-BVI dispute have the potential to positively impact our results during the balance of the year. The Company is currently pursuing prospective seawater desalination projects in a number of countries, and we remain confident in the role Consolidated Water will play as potable water becomes an increasingly scarce resource in the future,” concluded Mr. McTaggart.
The Company will host a conference call at 10:00 a.m. EDT tomorrow — Tuesday, May 13, 2008. Shareholders and other interested parties may participate in the conference call by dialing 800-860-2442 (international/local participants dial 412-858-4600) and requesting participation in the “Consolidated Water Conference Call” a few minutes before 10:00 a.m. EDT on May 13, 2008. A replay of the conference call will be available one hour after the call through May 20, 2008 at 5:00 p.m. EDT by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID 419464.
CWCO-E

About Consolidated Water Co. Ltd.
Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company currently operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands and The Commonwealth of The Bahamas. The Company is currently constructing a seawater desalination plant in Bermuda.
The ordinary (common) shares of Consolidated Water Co. Ltd. are traded on the NASDAQ Global Select Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.
This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect,” “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the manner in which the disputed issues between OC-BVI and the BVI Government are resolved, the ability to successfully secure contracts for water projects in other countries, the ability to develop and operate such projects profitably and the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.
For further information, please contact:
Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett,
Executive Vice President and CFO, at (954) 427-6283 or via e-mail at info@cwco.com
http://www.cwco.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at
info@rjfalkner.com

CONSOLIDATED WATER CO. LTD.
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$39,753,270	$38,529,383
Accounts receivable, net	9,654,491	9,828,529
Inventory	3,968,679	3,649,991
Prepaid expenses and other current assets	999,029	1,411,231
Current portion of loans receivable	904,425	947,854

Total current assets	55,279,894	54,366,988

Property, plant and equipment, net	59,229,878	59,981,514
Construction in progress	5,181,557	4,989,779
Loans receivable	2,133,350	2,329,262
Investment in and loan to affiliate	16,698,741	17,501,848
Intangible assets, net	2,684,735	2,881,900
Goodwill	3,587,754	3,587,754
Other assets	3,722,145	3,691,839

Total assets	$148,518,054	$149,330,884

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and other current liabilities	$3,258,398	$4,996,728
Dividends payable	1,005,793	60,719
Current portion of long term debt	1,163,368	1,142,255

Total current liabilities	5,427,559	6,199,702
Long term debt	22,059,459	22,358,338
Other liabilities	470,510	476,136
Minority interest in subsidiary	1,372,575	1,392,254

Total liabilities	29,330,103	30,426,430

Stockholders’ equity
Controlling interests:
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 20,270 and 21,082 shares, respectively	12,163	12,650
Class A common stock, $0.60 par value. Authorized 19,655,000 shares; issued and outstanding 14,518,860 and 14,507,486 shares, respectively	8,711,315	8,704,492
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued or outstanding	—	—
Additional paid-in capital	80,239,317	79,771,093
Retained earnings	29,714,462	29,853,720

	118,677,257	118,341,955
Non-controlling interests	510,694	562,499

Total stockholders’ equity	119,187,951	118,904,454

Total liabilities and stockholders’ equity	$148,518,054	$149,330,884

CONSOLIDATED WATER CO. LTD.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended March 31,
	2008	2007
Retail water revenues	$5,010,511	$5,104,210
Bulk water revenues	6,167,324	5,227,521
Services revenues	1,557,894	2,402,879

Total revenues	12,735,729	12,734,610

Cost of retail revenues	1,744,170	1,763,316
Cost of bulk revenues	5,139,285	3,888,962
Cost of services revenues	1,316,216	1,778,977

Total cost of revenues	8,199,671	7,431,255

Gross profit	4,536,058	5,303,355

General and administrative expenses	2,466,592	2,339,181

Income from operations	2,069,466	2,964,174

Other income (expense):
Interest income	452,690	448,804
Interest expense	(446,558)	(480,928)
Other income	19,855	203,331
Equity in earnings (loss) of affiliate	(493,070)	459,123

Other income (expense), net	(467,083)	630,330

Income before non-controlling and minority interests	1,602,383	3,594,504
Income (loss) attributable to non-controlling and minority interests	(71,484)	7,026

Net income	$1,673,867	$3,587,478

Basic earnings per common share	$0.12	$0.25

Diluted earnings per common share	$0.12	$0.25

Dividends declared per common share	$0.13	$0.065

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,507,897	14,141,620

Diluted earnings per share	14,532,303	14,377,695